Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Form S-3 (No. 333-23855, No. 333-69731, No. 33-84826 and No. 33-89258) of Barnes & Noble, Inc., and

(2) Form S-8 (No. 333-27033, No. 33-89260, No. 333-90538, No. 333-116382, No. 333-59111, No. 333-160560 and No. 333-183869) pertaining to the Employees’ Savings Plan of Barnes & Noble, Inc.;

of our reports dated June 27, 2014, with respect to the consolidated financial statements and schedule of Barnes & Noble, Inc. and the effectiveness of internal control over financial reporting of Barnes & Noble, Inc., included in this Annual Report (Form 10-K) for the year ended May 3, 2014.

/s/ ERNST & YOUNG LLP
New York, New York
June 27, 2014